EXHIBIT 99.1

FOR IMMEDIATE RELEASE

        HOME PROPERTIES REPORTS
FOURTH QUARTER AND YEAR END 2000 RESULTS

ROCHESTER, NY, February 13, 2001 /PRNewswire / -- Home Properties
(NYSE:HME) today released financial results for the fourth quarter and full year 2000.

For the quarter ended December 31, 2000, Funds From Operations (FFO) was $32,553,000, or $.75 per share, compared with $27,403,000, or $.74 per share for the quarter ended December 31, 1999. These results were in line with lowered Company estimates for the quarter and equate to a 19% increase in total FFO over the comparable prior-year period, or a 0.5% increase on a per-share basis. FFO for the year ended December 31, 2000, was $120,854,000, or $2.94 per share, compared with $89,132,000 for 1999, or $2.78 per share. This resulted in a 36% increase in total FFO from the prior year, or a 5.6% increase on a per-share basis. FFO, a primary earnings measure for equity REITs, has been calculated in conformance with NAREIT guidelines.
(Note that reported results reflect "diluted" FFO per share.)

FOURTH QUARTER OPERATING RESULTS
For the fourth quarter of 2000, same- property comparisons (for 95 "Core" properties containing 23,530 apartment units owned since the beginning of
1999) reflected an increase in rental revenues of 6.2% and a net operating income increase of 5.8% over the fourth quarter of 1999. Other property income improved 44%, reflecting successful efforts to increase ancillary income, as well as a one-time increase to earnings from insurance proceeds. Property level operating expenses increased by 9.5%, primarily due to increases in gas utility expenses, personnel expense, property insurance, real estate taxes, and snow removal costs. Average economic occupancy for the Core properties was 94.9% during the fourth quarter of 2000, up from 94.6% during the fourth quarter of 1999, with average monthly rental rates increasing 5.8% to $717.

Occupancies for the 15,511 apartment units acquired between January 1, 1999, and December 31, 2000 (the "Recently Acquired Communities") averaged 94.4% during the fourth quarter, at average monthly rents of $788.

FULL YEAR OPERATING RESULTS

For the year ended December 31, 2000, same property comparisons for the Core properties showed an increase in rental revenues of 5.8% and a net operating income increase of 7.6% over 1999. Property level operating expenses increased by 5.3%, primarily due to increases in gas utility expenses, personnel expense, property insurance, and real estate taxes. Average economic occupancy for the Core properties increased slightly from 94.6% to 94.7%, with average monthly rents rising 5.7%.

The yield on the Recently Acquired Communities during 2000 averaged approximately 10% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

INTEREST AND DIVIDEND INCOME

Interest and dividend income was about flat during the fourth quarter of 2000, with interest income from increased levels of financing to affiliates accounting for the annual increase of $654,000.

DEVELOPMENT AND MANAGEMENT ACTIVITIES

"Other Income" reflects the net contribution from management and development activities after allocating certain overhead and interest expenses. Compared with the fourth quarter of last year, gross development fee revenues decreased by 37% to $1,180,000, and management fee revenues increased 4% to $1,380,000 (including development and management revenues recognized in both the Company and its subsidiaries). The net contribution for the fourth quarter was flat, helped by income tax refunds and a reduction to the incentive compensation included in the general and administrative allocation. The net contribution for the year decreased $1,849,000, or 64%. The Company closed on the sale of the affordable housing development operations on the last day of the year for $6.7 million.
A loss on sale of $924,000 was recorded during the fourth quarter for this sale, mainly attributable to transaction costs incurred.

ACQUISITIONS AND DISPOSITIONS

During the fourth quarter of 2000, the Company acquired eight communities with a total of 1,843 apartment units in Long Island, Chicago, and Virginia. Total consideration was $121.5 million, or an average of $66,000 per unit. For the full year, net acquisitions have resulted in a 15% increase in the number of apartment units owned outright by Home Properties.

The Company is considering the sale of $100 million to $200 million of properties in its portfolio, although no sale agreements have been finalized at this time. If completed, sale proceeds would be opportunistically applied to acquisitions with higher growth prospects and/or share repurchases of Home Properties common stock under its share repurchase program.

CAPITAL MARKETS ACTIVITIES

During the fourth quarter of 2000, the Company issued operating partnership units valued at $2.3 million in connection with property acquisitions, raised $15.3 million by issuing additional shares under its Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP"), and repurchased $12.7 million of common shares in the open market at an average price of $27.03 through its Stock Repurchase Program. The Company completed the sale of $30 million of Series E convertible preferred equity in a private transaction with Prudential and Teachers Insurance. For the entire year, the Company accessed $231 million in new equity capital including $115 million of convertible preferred stock, $59 million of operating partnership units (which are convertible into shares of common stock on a one-for-one basis), and $57 million through the DRIP.

The Company is exploring alternatives to eliminate or reduce the discount currently provided to optional cash purchasers under the DRIP. If participation in the DRIP does not decline significantly in response to these changes, the Company will switch to satisfying demand for shares sold under the Program to open market purchases from the existing method of issuing new shares. These changes are being contemplated due to the fact that the stock has been trading consistently below the Company's estimate of net asset value.

During the quarter, the Company closed on a $43.7 million, non-recourse mortgage financing provided by Fannie Mae with interest fixed at a rate of 6.815% for a term of ten years, secured by the recently acquired 851-unit Orleans Village Apartments located in Arlington, Virginia. Proceeds from this loan and the Series E transaction referred to above were used to fully repay borrowings under the Company's unsecured line of credit.

As of December 31, 2000, the Company's ratio of debt-to-total-market capitalization was 40%, with nothing outstanding on its $100 million revolving credit facility and $10.4 million of unrestricted cash on hand. Mortgage debt of $833 million was outstanding, at fixed rates of interest averaging 7.4% and with staggered maturities averaging approximately 11 years. Interest coverage averaged 3.1 times during the quarter, and the fixed charge ratio, which includes preferred dividends, averaged 2.5 times.

The Company estimates its net asset value at December 31, 2000 to range from $30.00 to $32.50 (based on capitalizing the annualized fourth quarter property net operating income between 9.0% and 9.5%, after a 4% growth factor, and deducting a management fee equal to 3% of gross revenues).

REVIEW AND OUTLOOK

The Company reconfirms its previous FFO guidance of $3.10 per share for 2001 ($.060, $0.78, $0.85, and $0.87 per quarter, respectively). This estimate includes a total of $0.12 dilution to earnings (as previously communicated), reflecting higher operating expenses for heating costs due to escalating natural gas prices.

For 2001, same store revenue increases are projected to be 7.5%, operating expenses are estimated to increase approximately 7.0%, resulting in net operating income growth of between 7.5% and 8.0%. A portion of the revenue growth represents above average rent increases in order to pass through to our residents the increased heating costs.

According to Norman Leenhouts, Chairman and Co-CEO, "2000 was one of the most challenging years we have faced since going public. We have made positive strides in the areas of succession planning and exiting the affordable housing development business. Also, unprecedented increases in natural gas prices combined with record cold weather contributed towards energy costs that were more than reasonably anticipated. Our Core properties produced record results for increases in both rental income and weighted average rents, while also providing net operating income growth of 7.6%, despite pressures on certain expense items.

"We start 2001 with a strong balance sheet, healthy markets, and solid occupancy levels. We look forward to taking advantage of lower interest rates and recycling capital to build shareholder value."

CLARIFIED DEFINITION OF FFO

The Company's previously reported 1999 FFO excluded a non-recurring loss on available-for-sale securities of $2,123,000 reported in the second quarter and a non-recurring acquisition expense of $6,225,000 reported in the third quarter in conformance with the NAREIT definition of FFO then in place ("FFO as previously reported"). Effective January 1, 2000, the Company has adopted NAREIT's clarified definition which modifies FFO to include certain non-recurring charges ("FFO as clarified"). Although both FFO calculations are presented in the financial statements, the Company believes using FFO as previously reported for 1999 represents the best guide to investors of comparable operations and growth between years.

The Company will conduct a conference call and simultaneous webcast today at 11:00 AM Eastern Time to review the information reported in this release.
To listen to the call, please dial 800-248-9412. A replay of the call will be available by dialing 800-633-8284 or 858-812-6440 and entering the reservation number 17420043. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until approximately Midnight on Tuesday, February 20. The prepared portion of the conference call presentation will be filed with the SEC on a Form 8-K.

The Company webcast will include the audio portion of our conference call. To view the live webcast, you will need to perform a five-minute Pre-event System Test through the "Investors" section of our web site, www.homeproperties.com under the heading, "Financial Information." This will install the necessary software plug-in program on your computer. If you are unavailable at the scheduled time, you may still view the archived webcast presentation at www.homeproperties.com, beginning at 2:30 PM that day.

The Company produces Supplemental Information that provides details regarding property operations, other income, acquisitions, market geographic breakdown, debt, and net asset value. The Supplemental Information is available via the Company's web site or via facsimile upon request.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties, the 11th largest apartment company in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 319 communities containing 50,912 apartment units. Of these, 39,041 units in 147 communities are owned directly by the Company; 8,325 units are partially owned and managed by the Company as general partner, and 3,546 units are managed for other owners. The
Company also manages one million square feet of commercial space.
Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol
"HMP GR".   For more information, view Home Properties' web site at
www.homeproperties.com.

Tables to follow.

FOURTH QUARTER RESULTS            AVG. ECONOMIC
                                  OCCUPANCY           Q4 '00        Q4 '00 vs. Q4 '99
                                 ---------------     --------     ---------------------
-----------------------                              Average
                                                     Monthly     % Rental  % Rental
                                                      Rent/       Rate     Revenue   % NOI
                                Q4 '00     Q4 '99    Occ Unit    Growth    Growth   Growth
                              --------    --------   ---------  --------  --------- -------
Core Properties(a)             94.9%         94.6%      $717       5.8%     6.2%      5.8%
Acquisition Properties(B)      94.4%          NA        $788        NA       NA        NA
                              --------    -------     ------       ----     ----      ----
TOTAL PORTFOLIO                94.7%         94.4%      $744        NA       NA        NA

</TABLE?

                                        Avg. Economic
Full Year Results                         Occupancy                 2000
               2000 vs. 1999
                                ----------------------------      --------
          -----------------------
                                             ---
  ----------------------                                    Average Monthly
                                                                 Rent/         % RENTAL        % Rental
                                                               Occ Unit          RATE           Revenue          % NOI
                                 2000            1999        -------------      GROWTH          Growth          Growth
                                -------         -------                       ----------      -----------     ----------
Core Properties(a)           94.7%           94.6%            $701            5.7%            5.8%            7.6%
Acquisition Properties(B)    94.2%             NA             $766                  NA         NA              NA
                             -----           ------           -----                -----      -----           -----
TOTAL PORTFOLIO              94.5%           94.6%            $723                  NA         NA              NA

                            Avg. Economic
Full Year Results           Occupancy       2000                    2000 vs. 1999
-----------------           ------------    -----           ------------------------------------
                                            Average
                                            Monthly         % Rental        %Rental
                                            Rent/           Rate            Revenue         % NOI
                          2000     1999     Occ Unit        Growth          Growth          Growth
                          ----     ----     --------        --------        -------         ------
Core Properties (a)       94.7%    94.6%     $701           5.7%            5.8%            7.6%
Acquisition Properties(b) 94.2%    NA        $766           NA              NA              NA
                          -----    -----     -----          -----           -----           -----
TOTAL PORTFOLIO           94.5%    94.6%     $723           NA              NA              NA

(a) Core Properties includes 95 properties with 23,530 apartment units owned throughout 1999 and 2000.

(b) Reflects 52 properties with 15,511 apartment units acquired subsequent to January 1, 1999.

                                 HOME PROPERTIES OF NEW YORK, INC.
                           SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except share and per share data - Unaudited)

                                                            Three Months Ended                   Year Ended
                                                                December 31                      December 31
                                                      2000              1999              2000              1999
                                                     -------           -------           ------            ------
Rental income                                    $80,821           $66,068          $298,860          $217,591
Other income - property related                    3,309             2,371            11,389             6,878
Interest and dividend income                       1,711             1,743             7,746             7,092
Other income                                         672               682             1,053             2,902
                                              ----------        ----------        ----------         ---------
   Total revenues                                 86,513            70,864           319,048           234,463
Operating and maintenance                         35,172            27,840           128,034            95,200
General and administrative                         3,436             3,405            13,235            10,696
Interest                                          15,270            12,200            56,792            39,558
Depreciation and amortization                     14,635            11,823            52,430            37,350
Loss on available-for-sale securities                 --                --                --             2,123
Non-recurring acquisition expense                     --                --                --             6,225
                                             -----------        ----------        ----------        ----------
   Total expenses                                 68,513            55,268           250,491           191,152
Income before gain (loss) on disposition of
   property, minority interest, and
   extraordinary item                             18,000            15,596            68,557            43,311
Gain (loss) on disposition of property             (969)                --       (    1,386)               457
                                              ----------         ---------        ----------          --------
Income before minority interest and
   extraordinary item                             17,031            15,596            67,171            43,768
Minority interest                                  6,495             6,524            25,715            17,390
                                               ---------          --------         ---------         ---------
Income before extraordinary item                  10,536             9,072            41,456            26,378
Extraordinary item, prepayment penalties, net
   of $78 allocated to minority interest              --                --                --              (96)
                                             -----------        ----------       -----------        ----------
Net income                                        10,536             9,072            41,456            26,282
Preferred dividends                           (   3,926)           (1,141)        (  12,178)           (1,153)
                                              ----------         ---------        ----------         ---------
Net income available to common shareholders

                                                   6,610             7,931            29,278            25,129
Extraordinary item                                    --                --                --                96
(Gain) loss on disposition of property               969                --             1,386        (     457)
Preferred dividends                                3,926             1,141            12,178             1,153
Depreciation - real property                      14,509            11,717            51,914            37,015
Depreciation - real property, unconsolidated          43                90               383               458
Minority Interest                                  6,495             6,524            25,715            17,390
                                              ----------        ----------        ----------        ----------
FFO as clarified{ (1)                            }$32,552          $27,403          $120,854           $80,784

                                                  ======                             =======
Non-recurring items:{
   Loss on available-for-sale securities               NA               --                 NA            2,123
   Non-recurring acquisition expense                   NA               --                 NA            6,225
                                                                ----------                         -----------
FFO as previously reported (2)                         NA          $27,403                 NA          $89,132
                                                                    ======                             =======
Weighted average shares/units outstanding:
   Shares - basic                                21,314.8          19,406.7          20,639.2          18,697.7
   Shares - diluted                              21,412.4          19,515.2          20,755.7          18,800.9
   Shares/units -- basic(2)                      37,261.3          35,116.1          35,998.3          31,513.8
   Shares/units -- diluted                       43,625.1          36,904.1          41,128.4          32,044.9
Per share/unit:
   Net income - basic                              $.31              $.41             $1.42             $1.34
   Net income - diluted                            $.31              $.41             $1.41             $1.34
   FFO as clarified - basic                        $.77              $.75             $3.02             $2.53
   FFO as clarified - diluted                      $.75              $.74             $2.94             $2.52
   FFO as previously reported - basic (3)              NA            $.75                  NA           $2.79
   FFO as previously reported - diluted (3)            NA            $.74                  NA           $2.78


(1) FFO as clarified has been calculated in conformance with NAREIT guidelines and is defined (as clarified effective January 1, 2000) as net income (calculated in accordance with generally accepted accounting principles) excluding gains or losses from sales of property, minority interest and extraordinary items plus depreciation from real property.

(2) Basic includes common stock plus operating partnership units and Class A limited partnership interests (in 1999) in Home Properties of New York, L.P., which can be converted into shares of common stock.
    Diluted includes additional common stock equivalents and Series A through E convertible cumulative preferred stock (in 2000), which can be converted into shares of common stock.

(3) FFO as previously reported is presented for comparative purposes. Prior to 2000, NAREIT's definition of FFO excluded certain non-recurring charges. The Company believes using FFO as previously reported for 1999 represents the best guide to investors of comparable operations and growth between years.

                      HOME PROPERTIES OF NEW YORK, INC.
                      SUMMARY CONSOLIDATED BALANCE SHEETS
          (in thousands, except share and per share data - Unaudited)

                                                       December 31, 2000               December 31, 1999
Real estate
                                                           $1,895,269                      $1,480,753
Accumulated depreciation                                    (153,324)                       (101,904)
                                                         ------------                    ------------
Real estate, net                                            1,741,945                       1,378,849
Cash and cash equivalents                                      10,449                           4,742
Cash in escrows                                                36,676                          28,281
Accounts receivable                                            11,510                           6,842
Prepaid expenses                                               13,505                           9,423
Deposits                                                          877                             897
Investment in and advances to affiliates                       45,048                          63,450
Deferred charges                                                3,825                           2,610
Other assets                                                    8,053                           8,523
                                                         ------------                   -------------
Total Assets
                                                           $1,871,888                      $1,503,617

                                                           ==========                       =========
Mortgage notes payable
                                                          $   832,783                     $   618,901
Line of credit                                                     --                          50,800
Other liabilities                                              49,300                          36,913
                                                          -----------                     -----------
Total liabilities
                                                              882,083                         706,614
Minority interest
                                                              371,544                         299,880
Series B convertible preferred stock                           48,733                          48,733
Stockholders' equity                                          569,528                         448,390
                                                        -------------                   -------------
Total liabilities and stockholders' equity
                                                           $1,871,888                      $1,503,617

                                                             ========                        ========
Total shares/units outstanding:
Common stock
                                                             21,565.7                        19,598.5
Operating partnership units                                  15,854.5                        14,034.3
Series A convertible cumulative preferred stock*              1,666.7                         1,666.7
Series B convertible cumulative preferred stock*              1,679.5                         1,679.5
Series C convertible cumulative preferred stock*              1,983.5                              --
Series D convertible cumulative preferred stock*                833.3                              --
Series E convertible cumulative preferred stock*                949.4                              --
                                                       ------------                     -------------
                                                             44,532.6                        36,979.0

      *Common stock equivalent

For further information: David Gardner, Senior Vice President and Chief Financial Officer, (716) 246-4113
Norman Leenhouts, Chairman and Co-CEO, (716) 246-4109